Exhibit 99.2

Email from Lyndon Rive to Employees of SolarCity Corporation – June 21, 2016

Team,

I have some important news to share. I wanted to let everyone know that Tesla has made an offer to acquire SolarCity.

I’m really excited about this. There are tremendous synergies between these two companies; Tesla detailed some of them today in this blog post. (https://www.teslamotors.com/blog)

You should know that the board and the shareholders will be considering this, and so while I am personally excited, I will be recusing myself from the decision-making process. Ultimately, the shareholders will decide.

I know you will have questions about Tesla’s offer, and we’ll try to answer them as best we can, as soon as we can, but there is not a lot we can say right now. In the meantime, it’s important we remain focused on continuing to make progress toward our company goals. Our mission to advance the adoption of renewable energy remains as important as ever.

There will be a lot of outside interest in Tesla’s offer, and it’s very important that we do not discuss this with anyone outside of the company, or mention it on social media or any other public forums.

If you receive any questions from the media about this, do not try to answer them, please direct them to Jonathan Bass at press@solarcity.com.